FILED PURSUANT TO RULE 424(B)(3)
                                        REGISTRATION NO. 333-10635

STICKER SUPPLEMENT TO SUPPLEMENT NO. 11 DATED JULY 31, 1998 AND SUPPLEMENT NO. 12 DATED SEPTEMBER 22, 1998; SUPPLEMENT NO. 11 AND SUPPLEMENT NO. 12 ARE TO BE USED IN CONJUNCTION WITH PROSPECTUS DATED NOVEMBER 19, 1996.


                     SUMMARY OF SUPPLEMENTS TO PROSPECTUS
               (SEE THE SUPPLEMENTS FOR ADDITIONAL INFORMATION):

Supplement No. 11 dated July 31, 1998 (incorporating Supplements No. 1, No. 2, No. 3, No. 4, No. 5, No. 6, No. 7, No. 8, No. 9 and No. 10):

          (1) Reports on the acquisition by the Company of 25 apartment complexes.

          (2) Reports on the granting to Cornerstone Realty Income Trust, Inc. ("Cornerstone") of a right to acquire up to 9.8% of the Company's outstanding Shares, and on certain other relationships with Cornerstone.

          (3) Reports on organization by the Company of subsidiary limited partnerships to hold the Company's apartment complexes.

          (4) Provides 1997 and first quarter 1998 financial statements and certain other updated information concerning the Company and its properties.

Supplement No. 12 dated September 22, 1998:

          (1) Reports on the filing by the Company of a registration statement seeking to register for sale an additional $50 million in Shares.

          (2) Reports on the extension of Cornerstone's right to buy Shares through the completion of the planned additional offering.

          (3) Reports on the granting to Glade M. Knight of certain options to purchase Shares.

          (4) Reports  on  the   Company's   decision  to  pay  to   Cornerstone
acquisition fees on debt assumed in connection with five property acquisitions in July.

          (5) Provides financial statements for the period ended June 30, 1998 and certain other updated information concerning the Company.

          As of September 15, 1998 the Company had closed the sale of 2,084,444 Shares at $9 per Share, and 21,308,630 Shares at $10 per Share, representing aggregate gross proceeds to the Company of $231,846,301, and proceeds net of selling commissions and marketing expense allowance of $209,037,641. The Company endeavors continually to invest proceeds in the acquisition of additional apartment communities as promptly as practicable after the receipt of such proceeds. As of September 22, 1998, after all acquisitions reported by these Supplements, approximately $45 million was not invested or committed to investment.

          Cornerstone Realty Income Trust, Inc. will receive fees and expense reimbursements in connection with the Company's acquisitions and the management of the properties and the Company. In connection with the completed property acquisitions described in these Supplements, Apply Realty Group, Inc., an Affiliate of the Advisor, or Cornerstone Realty Income Trust, Inc., as successor-in-interest to Apple Realty Group, Inc., will be paid property acquisition fees totaling $3,745,017.